                                Exhibit 99.2

                         macy's inc.

Contacts:

                                                                                                            Media - Jim Sluzewski

                                                                                                                           513/579-7764

                                                                                                            Investor - Susan Robinson

                                                                                                               513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. ANNOUNCES TENDER OFFER FOR
$950 MILLION IN SENIOR NOTES MATURING IN 2009

CINCINNATI, Ohio, February 2, 2009 – Macy’s, Inc. today announced that its wholly owned subsidiary, Macy’s Retail Holdings, Inc. (the “Company”), has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding 6.30% Senior Notes due April 1, 2009 ($350 million aggregate amount outstanding; CUSIP Nos. 31410H AP6, 31410H AM3), and 4.80% Senior Notes due July 15, 2009 ($600 million aggregate amount outstanding; CUSIP Nos. 577778 BW2, 577778 BV4).

By using cash on hand to repurchase and retire this debt early, the Company is expected to reduce interest expense in 2009. The amount of interest expense reduction will depend on the amount of the Notes tendered and repurchased.

            (Editor’s Note: Macy’s, Inc. this afternoon also issued a separate news release announcing an expansion of its My Macy’s localization initiative, adoption of a new operating structure and expense reductions.)

The complete terms and conditions of the Offer are set forth in an Offer to Purchase dated February 2, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), both of which are being sent to holders of the Notes.  Holders are urged to read the Offer documents carefully when they become available.

The consideration payable per $1,000 principal amount of each series of Notes purchased in the offer is $1,000.  In addition, the Company will pay to holders of the Notes any accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the applicable series of Notes purchased in the Offer, which is expected to be February 11, 2009.

The Offer will expire at 5:00 p.m., New York City time, on Tuesday, February 10, 2009, unless extended or earlier terminated (the “Expiration Time”).  Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time.  Withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes, nor is it a solicitation for acceptance of the Offer.  The Company is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.  The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, Macy’s, Inc., the dealer managers, the depositary and information agent, the indenture trustees, or their respective affiliates, make any recommendation in connection with the Offer.

Banc of America Securities LLC is the coordinating dealer manager and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are the dealer managers for the Offer.  Global Bondholder Services Corporation is the information agent and depositary.

Requests for copies of the Offer to Purchase, Letter of Transmittal and related materials should be directed to Global Bondholder Services Corporation at (toll-free) 866-470-4200.  Questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at 212-430‑3774.  Questions regarding the Offer may be directed to Banc of America Securities LLC at (toll-free) 888-292-0070, Credit Suisse Securities (USA) LLC at (toll-free) 800-820-1653 or J.P. Morgan Securities Inc. at (toll-free) 866-834-4666.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2007 sales of $26.3 billion.  The company operates more than 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s.  The company also operates macys.com and bloomingdales.com.  Prior to June 1, 2007, Macy’s, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Macy’s, Inc.’s and the Company’s management and are subject to significant risks and uncertainties.  Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including a change in the Expiration Time, conditions to, or changes in the timing of, proposed transactions, changes in the conditions of the securities markets, particularly the markets for debt securities and other factors identified in documents filed by Macy’s, Inc. or the Company with the Securities and Exchange Commission.

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(NOTE:  Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom)